 Exhibit 99.1

Greenbacker Renewable Energy Company LLC to Acquire a 10 Megawatt Operating Wind Generation Facility in Montana

New York, NY - Greenbacker Renewable Energy Company LLC (“Greenbacker”) announced today that through a wholly-owned subsidiary it acquired a 10MW operating wind generation facility (the “Project”) located in Montana. The Project is being sold by Fairfield Wind, LLC, which is majority owned and managed by Foundation Windpower, LLC; an experienced wind developer based in San Francisco, CA. The total consideration for the Project will be approximately $6,615,000 in cash and the assumption of approximately $12,412,000 in debt for a total of $19,027,000. The Project totals 10,000 kW using four 1.7 MW and two 1.6 MW wind turbines. The Project is located in Teton County, MT and sells power directly to the local public utility, NorthWestern Energy, an investment grade utility company. The Project has a 20-year fixed-rate PPA, with pricing based on an off peak / on peak rate schedule with no escalation for the contract period. The Project also has a contract to sell Renewable Energy Credits (REC’s) to NorthWestern Energy with an annual escalating of 2.5% up to a maximum of $9.99/REC.

In total, the Project is expected to produce enough electricity to power approximately 2,214 homes for one year of typical use.

“We are extremely pleased to be purchasing our first wind asset from Foundation Windpower,” stated Charles Wheeler, CEO of Greenbacker. “As we continue to grow our portfolio of alternative energy assets, wind assets such as the Project provides a diversified revenue stream to our seasonal solar generation income, providing more predictable returns for our investors.”

About Greenbacker Renewable Energy Company LLC

Greenbacker Renewable Energy Company LLC is a publicly registered, non-traded Limited Liability Company that expects to acquire a diversified portfolio of income-producing renewable energy power plants, energy efficiency projects and other sustainable investments.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although Greenbacker believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. Greenbacker undertakes no obligation to update any forward-looking statement contained herein to conform to actual results or changes in Greenbacker's expectations.

Media Contact:

David Sher

Director, Greenbacker Renewable Energy Company LLC

917-309-1234